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                                   EXHIBIT 5.0

                     OPINION OF MULDOON MURPHY & AGUGGIA LLP


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                                 January 9, 2006




Board of Directors
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

     Re: Long Island Financial Corp. 1998 Stock Option Plan, as Amended and assumed by New York Community Bancorp, Inc.

Ladies and Gentlemen:

         We have been requested by New York Community Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration of 547,026 shares of the Company's common stock, $.01 par value (the "Shares") on Form S-8 under the Securities Act of 1933. The Shares may be issued by the Company under the Long Island Financial Corp. 1998 Stock Option Plan, as amended (referred to herein as the "1998 Plan").

         In connection with the merger of Long Island Financial Corp. with and into the Company, effective December 30, 2005 (the "Merger"), the Company succeeded to and assumed the obligations of Long Island Financial Corp. under the 1998 Plan. In lieu of the shares of Long Island Financial Corp. common stock, which would have been issued under the 1998 Plan, the Shares will be issued in accordance with the exchange ratio set forth in the agreement governing the Merger.

         We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures;
(ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries, New York Community Bank and Long Island Commercial Bank.

         Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares have been duly authorized and, upon payment for and issuance of the Shares in the manner described in the 1998 Plan and the outstanding option agreements, they will be duly authorized, legally issued, fully paid and nonassessable.

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Board of Directors
January 9, 2006
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         The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, legally issued, fully paid and nonassessable status of the Company's common stock:

         (a) Subsections C.3 and C.6 of Article FOURTH which grant the Board the authority to construe and apply the provisions of that Article and subsection
C.4 of Article FOURTH, to the extent it obligates any person to provide, or authorizes the Board to demand, complete information concerning beneficial ownership of the Company's common stock; and

         (b) Article NINTH which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

         This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part, or otherwise referred to or be furnished to, any governmental agency (other than filed with the Securities and Exchange Commission as an exhibit to the aforementioned Registration Statement on Form S-8, in which this opinion is contained), or any other person or entity, without the prior written consent of this firm.

         We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

                                          Very truly yours,

                                          /s/ Muldoon Murphy & Aguggia LLP

                                          MULDOON MURPHY & AGUGGIA LLP